Exhibit 99.1

May 8, 2023 VIA EMAIL

RBB Bancorp

Royal Business Bank

Attn: Dr. James Kao, Chairman of the Board

1055 Wilshire Blvd., Suite 1200

Los Angeles, CA 90017 Re: Resignation

Dear Dr. Kao:

I hereby resign, effectively immediately, from the Boards of Directors of RBB Bancorp and of Directors of Royal Business Bank and from all committees of those boards of directors, and from any other positions that I hold within these entities or their subsidiaries (collectively referred to as “Bank”). My resignation is due to corporate governance matters and concerns that we have discussed many times, including:

●	conflicts of interest among certain current and former board directors and members of management of the Bank;

●	possible violations of the Bank’s code of ethics;

●	adequacy and accuracy of one or more of the internal investigation undertaken by the Bank, as well as of its remedial responses;

●	insufficient communication and processes concerning these and other board matters; and

●	the recent vote by the board to reorganize the Bank’s board of directors.

As you are aware, I have repeatedly requested that the board take prompt steps to thoroughly investigate, address, and timely and fully disclose these issues to all board members, including independent directors like me. Notwithstanding my objections and protestations over the past many months, I do not believe this has been the case. And without that, I feel like I am unable to properly discharge my duties and obligations as a member of the board.

Separately, although I appreciate your offer for me to continue as an independent contractor with the Bank after my departure from the board, I politely decline to do so for the reasons set forth above.

Sincerely,

   /s/ Paul Lin

Paul Lin

paul@paullin.me

cc: Mr. David Morris